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                                                                  EXHIBIT 12.2

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)

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                                                                                 Year ended December 31,
(dollar amounts in thousands)                                1997           1996           1995            1994           1993
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
1.   Income                                               $  770,927     $  732,580     $  691,534      $  433,365     $  460,213

2.   Provision for income taxes                              398,108        418,264        400,058         278,040        298,034
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3.   Income before provision
      for income taxes (line 1 + line 2)                  $1,169,035     $1,150,844     $1,091,592      $  711,405     $  758,247
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4.   Fixed charges:
     a.  Interest expense (excluding
          interest on deposits)                           $  370,712     $  358,367     $  401,700      $  263,054     $  200,915

     b.  One-third of rental expense
         (net of income from
          subleases), trust-preferred
          securities expense and
          amortization of debt issuance costs                126,737         44,553         44,303          40,140         38,190
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     c.  Total fixed charges
          (excluding interest on
          deposits) (line 4a + line 4b)                      497,449        402,920        446,003         303,194        239,105

     d.  Interest on deposits                                878,462        902,726        888,580         538,715        454,458
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     e.  Total fixed charges
          (line 4c + line 4d)                             $1,375,911     $1,305,646     $1,334,583      $  841,909     $  693,563
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5. Preferred stock dividend
    requirements (b)                                      $   31,623     $   68,503     $   62,035      $  124,260     $  103,792
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6. Income before provision for income taxes,
     plus total fixed charges:
     a.  Excluding interest on
          deposits (line 3 + line 4c)                     $1,666,484     $1,553,764     $1,537,595      $1,014,599     $  997,352
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     b.  Including interest on
          deposits (line 3 + line 4e)                     $2,544,946     $2,456,490     $2,426,175      $1,553,314     $1,451,810
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7.   Ratio of earnings (as defined) to fixed charges:
     a.  Excluding interest on deposits
          (line 6a divided by line 4c)                          3.35           3.86           3.45            3.35           4.17
     b.  Including interest on deposits
          (line 6b divided by line 4e)                          1.85           1.88           1.82            1.84           2.09
8.  Ratio of earnings (as defined) to combined
    fixed charges and preferred stock dividends:
     a.  Excluding interest on deposits
          [line 6a divided by (line 4c + line 5)]               3.15           3.30           3.03            2.37           2.91
     b.  Including interest on deposits
          [line 6b divided by (line 4e + line 5)]               1.81           1.79           1.74            1.61           1.82
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


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                                                                     (continued)

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(a) For purposes of computing these ratios, earnings represent consolidated income, before income taxes plus consolidated fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, trust-preferred securities expense and amortization of debt issuance costs. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, trust-preferred securities expense and amortization of debt issuance costs.

(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends.